Filed Pursuant to Rule 433

Registration Statement No. 333-185478

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated January 7, 2013 and Prospectus dated December 14, 2012)

January 7, 2013

US$1,250,000,000 0.95% Notes due January 12, 2016

US$1,000,000,000 1.60% Notes due January 12, 2018

0.95% Notes due January 12, 2016

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)

Legal Format:	SEC Registered Global Notes

Trade Date:	January 7, 2013

Settlement Date:	January 14, 2013 (T+5)

Maturity Date:	January 12, 2016

Coupon:	0.95%

Price to Public:	99.885%

Benchmark Treasury:	0.250% due 15 December 2015

Benchmark Treasury Spot and Yield:	99-19 / 0.389%

Re-offer Spread to Benchmark Treasury:	60 basis points

Re-offer Yield:	0.989%

Gross Spread:	10 basis points

All-in Price:	99.785%

Interest Payment Dates:	Payable semi-annually in arrears on January 12 and July 12 of each year, commencing July 12, 2013, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds (before expenses):	US$1,247,312,500

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214BY8

ISIN:	US961214BY87

Joint Active Bookrunners:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

1.60% Notes due January 12, 2018

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)

Legal Format:	SEC Registered Global Notes

Trade Date:	January 7, 2013

Settlement Date:	January 14, 2013 (T+5)

Maturity Date:	January 12, 2018

Coupon:	1.60%

Price to Public:	99.971%

Benchmark Treasury:	0.750% due 31 December 2017

Benchmark Treasury Spot and Yield:	99-23 ¼ / 0.806%

Re-offer Spread to Benchmark Treasury:	80 basis points

Re-offer Yield:	1.606%

Gross Spread:	25 basis points

All-in Price:	99.721%

Interest Payment Dates:	Payable semi-annually in arrears on January 12 and July 12 of each year, commencing July 12, 2013, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds (before expenses):	US$997,210,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214BZ5

ISIN:	US961214BZ52

Joint Active Bookrunners:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated January 7, 2013 and Prospectus dated December 14, 2012)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.